UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2016

TransDigm Group Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants’ under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As previously announced, on May 23, 2016, TransDigm Inc. and Thunder Merger Sub Inc., wholly-owned subsidiaries of TransDigm Group Incorporated (“TransDigm”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ILC Holdings, Inc. (“ILC”), the parent company of Data Device Corporation, and Behrman Capital Pep L.P., as signing stockholder and as equity holder representative, providing for the acquisition of ILC by TransDigm for approximately $1.0 billion in cash, subject to the terms and conditions thereof. The Merger Agreement includes customary representations, warranties, covenants and agreements by the parties. The acquisition is expected to close before the end of fiscal 2016, subject to regulatory approvals and other customary closing conditions.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of May 23, 2016, by and among TransDigm Inc., Thunder Merger Sub Inc., ILC Holdings, Inc., Behrman Capital Pep L.P. and Behrman Capital Pep L.P., as equity holder representative (pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Agreement and Plan of Merger have been omitted and TransDigm agrees to furnish a supplemental copy of any such omitted schedule or exhibit to the SEC upon request)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Terrance Paradie
Terrance Paradie
Executive Vice President and Chief Financial Officer
Date: May 26, 2016

Exhibit Index

Exhibit No.	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of May 23, 2016, by and among TransDigm Inc., Thunder Merger Sub Inc., ILC Holdings, Inc., Behrman Capital Pep L.P. and Behrman Capital Pep L.P., as equity holder representative (pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Agreement and Plan of Merger have been omitted and TransDigm agrees to furnish supplementally a copy of any such omitted schedule or exhibit to the SEC upon request)